Exhibit (i)

Dear Team,

Today is a day of transformation for Medivation. A few minutes ago, we made an announcement that Pfizer intends to acquire Medivation for approximately $14 billion, or $81.50 per share. Pfizer’s offer is a testament to the value you all have created through your dedication and commitment to our company and to the patients we serve. A copy of the press release is here:

http://investors.medivation.com/releasedetail.cfm?ReleaseID=985059

Together, we have built a remarkable company over the last 13 years that boasts not only our blockbuster anchor product XTANDI®, the market-leading novel hormonal therapy for advanced metastatic prostate cancer, but also a promising, wholly-owned, late-stage pipeline. We have worked tirelessly side-by-side in a truly collaborative manner not only to achieve our goals, but to exceed them. And, in doing so, we have delivered on our mission of helping to profoundly impact the lives of patients with medically innovative products.

The management of Pfizer has expressed how very impressed they are with the outstanding strides we have made as an organization and, of course, this is due to the dedication of our immensely talented team.

Pfizer appreciates and values the current and future performance of our XTANDI franchise and our exciting pipeline. We believe that Pfizer will advance our programs so that our products will soon be able to transform the lives of patients.

We also believe that this transaction will create immense value, not only for our stockholders, but also for the thousands of patients whose lives are being transformed by XTANDI and the promise of our pipeline. Together, as a future part of Pfizer we’ll be able to reach more patients around the world.

In terms of next steps, we expect the transaction to close in the third or fourth quarter of 2016, subject to customary conditions and regulatory approvals. During that time, while we will begin working with Pfizer on certain high level transition planning matters, Medivation will continue to operate independently and we will continue our normal business activities. As such, today’s announcement will have no impact on day-to-day activities, and it is imperative that you continue to stay 100% focused on our mission of developing and delivering life-saving medicines to cancer patients around the world.

We understand that this may be a time of uncertainty for you, and that you likely have a lot of questions. Although we don’t yet know all of the answers, we will do our best to help provide you with as much reassurance as we can by hosting a brief Town Hall Meeting later today. Details about this meeting will follow shortly.

As always, we want to thank you all for your continued commitment to Medivation and your dedication to the patients we serve. Our collective devotion to our mission has helped us transform the lives of thousands of patients and families, as well as the oncology treatment landscape for years to come. We look forward to speaking with you later today at the Town Hall Meeting.

With Our Deepest Gratitude,

David & Marion

Medivation Cautionary Note Regarding Forward-Looking Statements

This communication contains forward-looking statements which do not describe historical facts, including but not limited to, statements regarding: the proposed transaction between Pfizer and Medivation; the expected timetable for completing the transaction; strategic and other potential benefits of the transaction. Often, but not always, forward-looking statements can be identified by the use of words such as “plans,” “expects,” “intends,” “continues” or “believes,” or similar words and phrases. Forward-looking statement involve risk and uncertainty, which risks and uncertainties include: the possibility that certain closing conditions to the transaction will not be satisfied; that required regulatory approvals for the transaction may not be obtained in a timely manner, if at all; the ability to timely consummate the transaction and possibility that the transaction will not be completed; and other factors that are discussed in Medivation’s Annual Report on Form 10-K for the year ended December 31, 2015 and in its other filings with the U.S. Securities and Exchange Commission. Medivation cautions investors not to place considerable reliance on the forward-looking statements contained in this communication.

About the Tender Offer

THE COMMUNICATION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES OF MEDIVATION COMMON STOCK. THE TENDER OFFER DESCRIBED IN THIS DOCUMENT HAS NOT YET COMMENCED.

At the time the offer is commenced, Pfizer and its acquisition subsidiary will file a Tender Offer Statement on Schedule TO with the United States Securities and Exchange Commission (“SEC”), and Medivation will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer.

The Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all stockholders of Medivation at no expense to them. The Tender Offer Statement and the Solicitation/Recommendation Statement will be available without charge at the SEC’s web site, at http://www.sec.gov. Free copies of these materials and certain other offering documents will be sent to Medivation’s stockholders by the information agent for the offer.

MEDIVATION STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT, INCLUDING ALL AMENDMENTS TO THOSE MATERIALS. SUCH DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION, WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER.

Additional Information and Where to Find It

In addition to the Solicitation/Recommendation Statement, Medivation files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Medivation at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Medivation’s filings with the SEC are also available to the public from commercial document-retrieval services and the SEC’s website at http://www.sec.gov.